Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

WINDY CITY INVESTMENTS, INC.

ARTICLE ONE

The name of the corporation is Windy City Investments, Inc.

ARTICLE TWO

The address of the registered office of the corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, Kent County, Delaware 19801. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 1,000 shares of common stock, with a par value of $0.01 per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

Joan D. Donovan	200 East Randolph Drive
Suite 5700
Chicago, Illinois 60601

ARTICLE SIX

The corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, (i) a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director and (ii) the corporation shall indemnify its officers and directors. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE TEN

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The business and affairs of the corporation shall be managed by or under the direction of the board of directors. The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the corporation.

ARTICLE TWELVE

Subject to receipt of any necessary stockholder approvals as required by the laws of the State of Delaware, the corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 18th day of June, 2007.

/s/ Joan D. Donovan
Joan D. Donovan, Sole Incorporator

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of Windy City Investments, Inc., a Delaware Corporation, on this 4th day of May, A.D. 2009, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 4th day of May, A.D., 2009.

BY:	/s/ Sherri Hlavacek
Authorized Officer

Name:	Sherri Hlavacek
Print or Type

Title:	SVP Finance

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

WINDY CITY INVESTMENTS, INC.

Windy City Investments, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST. This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on June 18, 2007 (the “Certificate of Incorporation”).

SECOND. That “Article Four” of the Certificate of Incorporation is hereby amended by deleting such Article in its entirety and replacing it with the following new “Article Four”:

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 5,000 shares of common stock, with a par value of $0.002789 per share. On December 31, 2012, each issued and outstanding share of common stock shall, without any further action on the part of any person or entity, be reclassified and subdivided into 3.5848249309945 fully paid and non-assessable shares of common stock. The aggregate amount of stated capital represented by such shares of common stock reclassified and subdivided pursuant to this Article FOUR shall not be increased solely by reason of the reclassification and subdivision.

THIRD. That the Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting, adopted a resolution approving and declaring advisable the amendment to the Certificate of Incorporation specified in Article “SECOND” hereof in accordance with Section 141(f) of the DGCL.

FOURTH. That the stockholder holding all of the issued and outstanding shares of capital stock of the Corporation, in lieu of a meeting and vote, has given its written consent to the amendment to the Certificate of Incorporation specified in Article “SECOND” hereof in accordance with the Section 228(a) of the DGCL.

FIFTH. That the amendment to the Certificate of Incorporation specified in Article “SECOND” hereof was duly authorized and adopted in accordance with the provisions of Section 242 of the DGCL.

SIXTH. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

SEVENTH. This Certificate of Amendment shall be effective on December 31, 2012.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 27th day of December, 2012.

WINDY CITY INVESTMENTS, INC.

By:	/s/ John L. MacCarthy
Name: John L. MacCarthy
Its: Executive Vice President